Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 2, 2023
TO THE PROSPECTUS DATED APRIL 13, 2023

This document supplements, and should be read in conjunction with, our prospectus dated April 13, 2023, as supplemented by Supplement No. 1 dated May 1, 2023, Supplement No. 2 dated May 19, 2023, Supplement No. 3 dated June 5, 2023, Supplement No. 4 dated July 6, 2023 and Supplement No. 5 dated July 27, 2023. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of July 2023.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of July 2023. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
July 3, 2023	$14.35	$14.44	$14.47	$14.45	$14.35	$14.30	$14.36
July 5, 2023	$14.35	$14.44	$14.47	$14.46	$14.36	$14.30	$14.36
July 6, 2023	$14.35	$14.44	$14.47	$14.46	$14.36	$14.30	$14.36
July 7, 2023	$14.35	$14.44	$14.47	$14.46	$14.36	$14.30	$14.36
July 10, 2023	$14.35	$14.44	$14.47	$14.46	$14.36	$14.30	$14.37
July 11, 2023	$14.35	$14.45	$14.48	$14.46	$14.36	$14.30	$14.37
July 12, 2023	$14.36	$14.45	$14.48	$14.46	$14.37	$14.31	$14.37
July 13, 2023	$14.36	$14.45	$14.48	$14.47	$14.37	$14.31	$14.37
July 14, 2023	$14.36	$14.45	$14.48	$14.47	$14.37	$14.31	$14.37
July 17, 2023	$14.36	$14.45	$14.48	$14.47	$14.37	$14.31	$14.38
July 18, 2023	$14.36	$14.45	$14.48	$14.47	$14.37	$14.31	$14.38
July 19, 2023	$14.36	$14.46	$14.48	$14.47	$14.38	$14.31	$14.38
July 20, 2023	$14.36	$14.46	$14.48	$14.48	$14.38	$14.31	$14.38
July 21, 2023	$14.36	$14.46	$14.49	$14.48	$14.38	$14.32	$14.38
July 24, 2023	$14.37	$14.46	$14.49	$14.48	$14.38	$14.32	$14.39
July 25, 2023	$14.37	$14.46	$14.49	$14.48	$14.38	$14.32	$14.39
July 26, 2023	$14.37	$14.46	$14.49	$14.48	$14.39	$14.32	$14.39
July 27, 2023	$14.37	$14.46	$14.49	$14.49	$14.39	$14.32	$14.39
July 28, 2023	$14.37	$14.47	$14.49	$14.49	$14.39	$14.32	$14.39
July 31, 2023	$14.28	$14.37	$14.40	$14.38	$14.28	$14.23	$14.29

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.